Tidal ETF Trust 485BPOS

Exhibit 99.(i)(xxxiii)

September 24, 2024

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated May 2, 2022 regarding the sale of an unlimited number of shares of beneficial interest of the Newday Ocean Health ETF and the Newday Diversity, Equity & Inclusion ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C